As filed with the Securities and Exchange Commission on June 9, 2010

Registration No. 333-165673

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Amendment No. 5

to

FORM S-1

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

HIGHER ONE HOLDINGS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	7389	26-3025501
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

25 Science Park

New Haven, Connecticut 06511

(203) 776-7776

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive office)

Thomas D. Kavanaugh, Esq.

General Counsel

Higher One Holdings, Inc.

25 Science Park

New Haven, Connecticut 06511

(203) 776-7776

(Name, address, including zip code, and telephone number, including area code, of agent for service)

David Lopez, Esq. Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, NY 10006 (212) 225-2000	Jay Clayton, Esq. Sullivan & Cromwell LLP 125 Broad Street New York, NY 10004-2498 (212) 558-4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐

(Do not check if a smaller reporting company)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

Higher One Holdings, Inc. is filing this Amendment No. 5 (the “Amendment”) to its Registration Statement on Form S-1 (Registration No. 333-165673) (the “Registration Statement”) as an exhibit-only filing to re-file Exhibit 10.11 previously filed with the Registration Statement, to file Exhibits 1.1 and 5.1 which have not previously been filed and to amend and restate the list of exhibits set forth in Item 16 of Part II of the Registration Statement. No changes have been made to Part I or Part II of the Registration Statement other than Item 16 of Part II as set forth below.

PART II

Information Not Required in Prospectus

Item 13.	Other Expenses of Issuance and Distribution

The following table shows the costs and expenses, other than underwriting discounts and commissions, payable in connection with the issuance and distribution of the securities being registered. Except as otherwise noted, we will pay all of these amounts. All amounts except the SEC registration fee and the FINRA filing fee are estimated.

SEC Registration Fee	$19,864
FINRA Filing Fee	27,859
NYSE Listing Fees	296,000
Accounting Fees and Expenses	500,000
Legal Fees and Expenses	1,500,000
Printing Fees and Expenses	200,000
Transfer Agent and Registrar Fees and Expenses	50,000
Miscellaneous	106,277

Total	$2,700,000

Item 14.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the registrant. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any by-laws, agreement, vote of stockholders or disinterested directors or otherwise. Our amended and restated certificate of incorporation and amended and restated bylaws provide for indemnification by the registrant of its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions; or (iv) for any transaction from which the director derived an improper personal benefit. Our amended and restated certificate of incorporation provides for such limitation of liability to the fullest extent permitted by the Delaware General Corporation Law.

We have entered into indemnification agreements with each of our directors providing for such directors’ indemnification. We expect to obtain liability insurance covering our directors and officers for claims asserted against them or incurred by them in such capacity.

The underwriting agreement we will enter into with the underwriters (to be filed as exhibit 1.1 hereto) will provide that the underwriters are obligated, under certain circumstances, to indemnify our directors, officers and controlling persons against certain liabilities, including liabilities under the Securities Act.

Item 15.	Recent Sales of Unregistered Securities

In the three years preceding the filing of this registration statement, we have sold and issued the following unregistered securities:

On May 31, 2007, Higher One, Inc. sold 240,000 shares of its common stock to Mark Volchek, Miles Lasater and Sean Glass for an aggregate consideration of $960,000 in cash or $4.00 per share. Under the terms of the sale, Higher One, Inc. received an aggregate initial payment of $240 in cash representing the $0.001 par value of the common stock, with the remainder payable upon Higher One Bank, Inc.’s capitalization in a certain amount and receipt of a final banking charter. The terms of the sale provided us with the right to repurchase the shares at par value if this remaining payment was not made by December 31, 2007. In December 2007, we extended this payment deadline to March 31, 2008. In March 2008, we exercised our right to repurchase the shares at par value due to the continued pending status of the final banking charter, which was subsequently abandoned in June 2008. We dissolved Higher One Bank, Inc. in June 2008. The shares of Higher One, Inc. common stock were issued in reliance on the exemption from registration under Section 4(2) of the Securities Act for sales by an issuer not involving any public offering.

In July 2008, Higher One, Inc. formed Higher One Holdings, Inc. as a direct, wholly owned subsidiary. On August 8, 2008, Higher One, Inc. merged into a direct, wholly owned subsidiary of Higher One Holdings, Inc., with Higher One, Inc. surviving as the principal operating subsidiary of Higher One Holdings, Inc. As part of this reorganization, all securities of Higher One, Inc. were exchanged for securities of Higher One Holdings, Inc. having rights, preferences and restrictions substantially identical to the securities of Higher One, Inc. The securities of Higher One Holdings, Inc. were issued in reliance on the exemption from registration under Section 3(a)(9) of the Securities Act for securities exchanged by the issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange.

On August 26, 2008, Higher One Holdings, Inc. sold 5,454,545 shares of its series E convertible preferred participating stock, $0.001 par value, to Lightyear Fund II, L.P. and Lightyear Co-Invest Partnership II, L.P., both affiliates of Lightyear Capital LLC, for an aggregate consideration of $74,999,993.75 in cash, or $13.75 per share. The Series E shares were issued in reliance upon Regulation D, which provides a non-exclusive safe harbor under Section 4(2) of the Securities Act. Higher One Holdings, Inc. relied upon the following facts. The purchasers represented in writing that they were “accredited investors” and acknowledged in writing that they, during the course of the transaction and prior to the purchase of such securities, had the opportunity to ask questions and receive answers from representatives of Higher One Holdings, Inc. concerning the offering and the securities, and obtain additional information, documents, records and books related to Higher One Holdings, Inc. and the investment in the company. The purchasers were advised in writing of the restrictions on transferability of the securities. The transaction was effected without any public solicitation or advertising.

On April 10, 2009, Higher One Holdings, Inc. sold 36,000 shares of its common stock to one of its directors, Charles Moran, for an aggregate consideration of $495,000 in cash, or $13.75 per share. The shares of its common stock were issued in reliance on the exemption from registration under Section 4(2) of the Securities Act for sales by an issuer not involving any public offering.

Since March 31, 2007, Higher One Holdings, Inc. has issued options to employees and directors to purchase an aggregate of 3,989,250 shares of common stock under its 2000 Stock Option Plan, with exercise prices ranging from $1.34 to $10.80 per share (after giving effect to the 3-for-1 stock split that is subject to and contingent upon the consummation of the offering). The options were issued in transactions exempt from registration under the Securities Act in reliance upon Rule 701 promulgated under Section 3(b) of the Securities Act as transactions pursuant to benefits plans and contracts relating to compensation.

Since March 31, 2007, Higher One Holdings, Inc. has issued 2,465,130 shares of common stock to its employees and directors upon exercise of options granted by it under its 2000 Stock Option Plan, with exercise prices ranging from $0.02 to $4.59 per share, for an aggregate purchase price of $1,072,568 (after giving effect to the 3-for-1 stock split that is subject to and contingent upon the consummation of the offering). The shares were issued in transactions exempt from registration under the Securities Act in reliance upon Rule 701 promulgated under Section 3(b) of the Securities Act as transactions pursuant to benefits plans and contracts relating to compensation.

Since March 31, 2007, Higher One Holdings, Inc. has issued 43,344 shares of restricted stock to its employees under its 2000 Stock Option Plan (after giving effect to the 3-for-1 stock split that is subject to and contingent upon the consummation of the offering). The shares were issued in transactions exempt from registration under the Securities Act in reliance upon Rule 701 promulgated under Section 3(b) of the Securities Act as transactions pursuant to benefits plans and contracts relating to compensation.

On March 26, 2010, Higher One Holdings, Inc. issued options to employees and directors to purchase an aggregate of 378,000 shares of common stock under its 2010 Equity Incentive Plan, with an exercise price of $13.94 per share (after giving effect to the 3-for-1 stock split that is subject to and contingent upon the consummation of the offering). The options were issued in transactions exempt from registration under the Securities Act in reliance upon Rule 701 promulgated under Section 3(b) of the Securities Act as transactions pursuant to benefits plans and contracts relating to compensation.

On May 6, 2010, Higher One Holdings, Inc. issued options to employees to purchase an aggregate of 30,000 shares of common stock under its 2010 Equity Incentive Plan, with an exercise price of $13.94 per share (after giving effect to the 3-for-1 stock split that is subject to and contingent upon the consummation of the offering). The options were issued in transactions exempt from registration under the Securities Act in reliance upon Rule 701 promulgated under Section 3(b) of the Securities Act as transactions pursuant to benefits plans and contracts relating to compensation.

Item 16.	Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit No.	Description
1.1	Form of Underwriting Agreement relating to Higher One Holdings, Inc.’s common stock.
2.1†	Asset Purchase Agreement dated as of June 9, 2008 by and among Higher One, Inc., EduCard, LLC and the members listed therein.
2.2†	Intellectual Property Purchase Agreement dated as of June 9, 2008 by and between Kevin Jones and Higher One, Inc. (the “Intellectual Property Purchase Agreement”).
2.3†	First Amendment to the Intellectual Property Purchase Agreement dated as of May 7, 2009 by and between Kevin Jones and Higher One, Inc.
2.4†	Second Amendment to the Intellectual Property Purchase Agreement dated as of August 21, 2009 by and between Kevin Jones and Higher One, Inc.
2.5†	Stock Purchase Agreement dated as of November 19, 2009 by and among Higher One, Inc. and the shareholders of Informed Decisions Corporation listed thereto.
3.1†	Form of Amended and Restated Certificate of Incorporation of Higher One Holdings, Inc.
3.2†	Form of Amended and Restated Bylaws of Higher One Holdings, Inc.
4.1†	Form of common stock certificate.
5.1	Opinion of Cleary Gottlieb Steen & Hamilton LLP.

Exhibit No.	Description
10.1†	Credit Agreement dated as of August 26, 2008 by and among Higher One, Inc., Bank of America, N.A., Webster Bank, National Association and Bank of America, N.A., as administrative agent (the “Credit Agreement”).
10.2†	Master Reaffirmation and Amendment No. 1 to the Credit Agreement dated as of July 15, 2009 by and among Higher One, Inc., Higher One Holdings, Inc., Higher One Machines, Inc., Bank of America, N.A., Webster Bank, National Association, and Bank of America, N.A., as administrative agent.
10.3†	Master Reaffirmation and Amendment No. 2 to the Credit Agreement dated as of November 19, 2009 by and among Higher One, Inc., Higher One Holdings, Inc., Higher One Machines, Inc., Informed Decisions Corporation, Bank of America, N.A., Webster Bank, National Association, and Bank of America, N.A., as administrative agent.

10.4†	Continuing Guaranty dated as of August 26, 2008 by Higher One Holdings, Inc. in favor of Bank of America, N.A., as administrative agent.

10.5†	Continuing Guaranty dated as of August 26, 2008 by Higher One Machines, Inc. in favor of Bank of America, N.A., as administrative agent.

10.6†	Stock Pledge Agreement dated as of August 26, 2008 by and between Higher One Holdings, Inc. and Bank of America, N.A., as administrative agent.

10.7†	Stock Pledge Agreement dated as of August 26, 2008 by and between Higher One, Inc. and Bank of America, N.A., as administrative agent.

10.8†	Amended and Restated Investor Rights Agreement dated as of August 26, 2008 by and among Higher One Holdings, Inc. and the shareholders listed thereto.

10.9†	Series E Preferred Stock Purchase Agreement dated as of July 23, 2008 by and among Higher One Holdings, Inc., Bulldog One, LLC and Higher One, Inc.

10.10†	Series A Preferred Stock Repurchase Agreement dated as of November 19, 2009 by and between Informed Decisions Corporation and CSWL, Inc.

10.11**	Services Agreement dated as of May 9, 2008 by and between The Bancorp, Inc. and Higher One, Inc.

10.12†	Lease Agreement dated as of November 1, 2007 by and between WE 150 Munson LLC and Higher One, Inc (the “New Haven Lease”).

10.13†	Amendment No. 1 to the New Haven Lease dated as of June 5, 2009 by and between WE 150 Munson LLC and Higher One, Inc.

10.14†	Amendment No. 2 to the New Haven Lease dated December 1, 2009 by and between WE 150 Munson LLC and Higher One, Inc.

10.15†	Full Service Office Lease dated as of December 8, 2004 between Alameda Real Estate Investments and Informed Decisions Corporation (the “Alameda Lease”).

10.16†	Amendment No. 1 to the Alameda Lease dated March 31, 2010 by and between Legacy Partners I Alameda, LLC and Higher One Payments, Inc.

10.17†	Higher One Holdings, Inc. 2000 Stock Incentive Plan dated as of April 20, 2000, as amended on August 3, 2006.

10.18†	Form of Higher One Holdings, Inc. Incentive Stock Option Agreement.

10.19†	Form of Higher One Holdings, Inc. Non-Qualified Stock Option Agreement.

10.20†	Form of Higher One Holdings, Inc. Stock Restriction Agreement.

10.21†	Higher One Holdings, Inc. Short Term Incentive Plan, dated as of March 26, 2010.

Exhibit No.	Description

10.22†	Higher One Holdings, Inc. 2010 Equity Incentive Plan, dated as of March 26, 2010.

10.23†	Form of Higher One Holdings, Inc. Stock Option Grant Agreement.

21.1†	List of Subsidiaries of Higher One Holdings, Inc.

23.1†	Consent of PricewaterhouseCoopers LLP.

23.2†	Consent of Burr Pilger Mayer, Inc.

23.3	Consent of Cleary Gottlieb Steen & Hamilton LLP (included in Exhibit 5.1).

*	To be filed by amendment.
**	Confidential treatment has been requested for certain portions omitted from this exhibit pursuant to Rule 406 under the Securities Act of 1933. Confidential portions of this exhibit have been filed separately with the Securities and Exchange Commission.
†	Previously filed.

Item 17.	Undertakings

(a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant undertakes that, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(d) For the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(e) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New Haven, State of Connecticut, on June 9, 2010.

Higher One Holdings, Inc.

/s/ DEAN HATTON
By:	Dean Hatton President, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ DEAN HATTON Dean Hatton	President, Chief Executive Officer and Director (principal executive officer)	June 9, 2010

/s/ MARK VOLCHEK Mark Volchek	Chief Financial Officer and Chairman of the Board of Directors (principal financial and accounting officer)	June 9, 2010

/s/ MILES LASATER Miles Lasater	Chief Operations Officer and Director	June 9, 2010

/s/ PAUL BIDDELMAN Paul Biddelman	Director	June 9, 2010

/s/ DAVID CROMWELL David Cromwell	Director	June 9, 2010

/s/ STEWART GROSS Stewart Gross	Director	June 9, 2010

/s/ SHAMEZ KANJI Shamez Kanji	Director	June 9, 2010

/s/ PATRICK MCFADDEN Patrick McFadden	Director	June 9, 2010

/s/ CHARLES MORAN Charles Moran	Director	June 9, 2010

EXHIBIT INDEX

Exhibit No.	Description

1.1	Form of Underwriting Agreement relating to Higher One Holdings, Inc.’s common stock.

2.1†	Asset Purchase Agreement dated as of June 9, 2008 by and among Higher One, Inc., EduCard, LLC and the members listed therein.

2.2†	Intellectual Property Purchase Agreement dated as of June 9, 2008 by and between Kevin Jones and Higher One, Inc. (the “Intellectual Property Purchase Agreement”).

2.3†	First Amendment to the Intellectual Property Purchase Agreement dated as of May 7, 2009 by and between Kevin Jones and Higher One, Inc.

2.4†	Second Amendment to the Intellectual Property Purchase Agreement dated as of August 21, 2009 by and between Kevin Jones and Higher One, Inc.

2.5†	Stock Purchase Agreement dated as of November 19, 2009 by and among Higher One, Inc. and the shareholders of Informed Decisions Corporation listed thereto.

3.1†	Form of Amended and Restated Certificate of Incorporation of Higher One Holdings, Inc.

3.2†	Form of Amended and Restated Bylaws of Higher One Holdings, Inc.

4.1†	Form of common stock certificate.

5.1	Opinion of Cleary Gottlieb Steen & Hamilton LLP.

10.1†	Credit Agreement dated as of August 26, 2008 by and among Higher One, Inc., Bank of America, N.A., Webster Bank, National Association and Bank of America, N.A., as administrative agent (the “Credit Agreement”).

10.2†	Master Reaffirmation and Amendment No. 1 to the Credit Agreement dated as of July 15, 2009 by and among Higher One, Inc., Higher One Holdings, Inc., Higher One Machines, Inc., Bank of America, N.A., Webster Bank, National Association, and Bank of America, N.A., as administrative agent.

10.3†	Master Reaffirmation and Amendment No. 2 to the Credit Agreement dated as of November 19, 2009 by and among Higher One, Inc., Higher One Holdings, Inc., Higher One Machines, Inc., Informed Decisions Corporation, Bank of America, N.A., Webster Bank, National Association, and Bank of America, N.A., as administrative agent.

10.4†	Continuing Guaranty dated as of August 26, 2008 by Higher One Holdings, Inc. in favor of Bank of America, N.A., as administrative agent.

10.5†	Continuing Guaranty dated as of August 26, 2008 by Higher One Machines, Inc. in favor of Bank of America, N.A., as administrative agent.

10.6†	Stock Pledge Agreement dated as of August 26, 2008 by and between Higher One Holdings, Inc. and Bank of America, N.A., as administrative agent.

10.7†	Stock Pledge Agreement dated as of August 26, 2008 by and between Higher One, Inc. and Bank of America, N.A., as administrative agent.

10.8†	Amended and Restated Investor Rights Agreement dated as of August 26, 2008 by and among Higher One Holdings, Inc. and the shareholders listed thereto.

10.9†	Series E Preferred Stock Purchase Agreement dated as of July 23, 2008 by and among Higher One Holdings, Inc., Bulldog One, LLC and Higher One, Inc.

10.10†	Series A Preferred Stock Repurchase Agreement dated as of November 19, 2009 by and between Informed Decisions Corporation and CSWL, Inc.

Exhibit No.	Description

10.11**	Services Agreement dated as of May 9, 2008 by and between The Bancorp, Inc. and Higher One, Inc.

10.12†	Lease Agreement dated as of November 1, 2007 by and between WE 150 Munson LLC and Higher One, Inc (the “New Haven Lease”).

10.13†	Amendment No. 1 to the New Haven Lease dated as of June 5, 2009 by and between WE 150 Munson LLC and Higher One, Inc.

10.14†	Amendment No. 2 to the New Haven Lease dated December 1, 2009 by and between WE 150 Munson LLC and Higher One, Inc.

10.15†	Full Service Office Lease dated as of December 8, 2004 between Alameda Real Estate Investments and Informed Decisions Corporation (the “Alameda Lease”).

10.16†	Amendment No. 1 to the Alameda Lease dated March 31, 2010, by and between Legacy Partners I Alameda, LLC and Higher One Payments, Inc.

10.17†	Higher One Holdings, Inc. 2000 Stock Incentive Plan dated as of April 20, 2000, as amended on August 3, 2006.

10.18†	Form of Higher One Holdings, Inc. Incentive Stock Option Agreement.

10.19†	Form of Higher One Holdings, Inc. Non-Qualified Stock Option Agreement.

10.20†	Form of Higher One Holdings, Inc. Stock Restriction Agreement.

10.21†	Higher One Holdings, Inc. Short Term Incentive Plan, dated as of March 26, 2010.

10.22†	Higher One Holdings, Inc. 2010 Equity Incentive Plan, dated as of March 26, 2010.

10.23†	Form of Higher One Holdings, Inc. Stock Option Grant Agreement.

21.1†	List of Subsidiaries of Higher One Holdings, Inc.

23.1†	Consent of PricewaterhouseCoopers LLP.

23.2†	Consent of Burr Pilger Mayer, Inc.

23.3	Consent of Cleary Gottlieb Steen & Hamilton LLP (included in Exhibit 5.1).

*	To be filed by amendment.
**	Confidential treatment has been requested for certain portions omitted from this exhibit pursuant to Rule 406 under the Securities Act of 1933. Confidential portions of this exhibit have been filed separately with the Securities and Exchange Commission.
†	Previously Filed.